EXHIBIT 9(i)

JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-316-5644
FAX: 303-639-6662
E-MAIL: thomas.early@janus.com



October 22, 1999

Janus Aspen Series
100 Fillmore Street
Denver, Colorado 80206-4928

Re: Public Offering of Janus Aspen Series Service Shares Class of Growth Portfolio, Aggressive Growth Portfolio, Capital Appreciation Portfolio, International Growth Portfolio, Worldwide Growth Portfolio, Balanced Portfolio, Equity Income Portfolio, Growth and Income Portfolio, Flexible Income Portfolio, High-Yield Portfolio, and Money Market Portfolio

Gentlemen:

I have acted as counsel for Janus Aspen Series, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value of the Service Shares (the "Shares"), as separate class of shares of the above-referenced series of the Trust.

I have examined the Trust Instrument and Bylaws, as amended, the proceedings of the Trust's trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of Janus Aspen Series in connection with the filing of such registration statement with the Securities and Exchange Commission and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/Thomas A. Early
Thomas A. Early
Vice President and General Counsel